EXHIBIT 99.2
Final Transcript
Conference Call Transcript
ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Event Date/Time: Jul. 28. 2005 / 8:00AM CT
Event Duration: 1 hr 23 min

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
CORPORATE PARTICIPANTS
Scott Malchow
Andrew Corporation — Manager, IR
Ralph Faison
Andrew Corporation — President & CEO
Marty Kittrell
Andrew Corporation — CFO
Mark Olson
Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
CONFERENCE CALL PARTICIPANTS
James Kuo
RBC Capital Markets — Analyst
George Notter
Jefferies — Analyst
Abbie Silver
Bear Stearns — Analyst
Mike Walkley
Piper Jaffray — Analyst
Jeff Walking Horse
Banc of America Securities — Analyst
Mike Ounjian
Credit Suisse First Boston — Analyst
Rich Valera
Needham & Company — Analyst
Jeff Kvaal
LehmanBrothers — Analyst
John Bucher
Harris Nesbitt — Analyst
Ken Muth
Robert W. Baird — Analyst
Larry Harris
Oppenheimer & Co. — Analyst
James Faucette
Pacific Crest — Analyst
Brian Modoff
Deutsche Bank — Analyst
Matt Robison
Ferris Baker — Analyst
PRESENTATION

Operator
Good morning, ladies and gentlemen and welcome to the Andrew Corp. third quarter fiscal 2005 earnings release conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. Please note, this conference is being recorded.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
I would now like to turn the call over to Mr. Scott Malchow, Director of Investor Relations. Mr. Malchow, you may begin.

Scott Malchow — Andrew Corporation — Manager, IR
Thank you, operator, and good morning everyone. Today we will discuss Andrew Corp.’s third quarter fiscal 2005 results. With me today is Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; and Mark Olson, Chief Accounting Officer.
Before we begin the call I’d like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in this conference call are forward-looking statements and we caution our stockholders and others these statements involve certain risk and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the Company’s ability to integrate acquisitions and to realize the anticipation of using cost savings, effective competitive product and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve cost savings anticipated for cost reduction programs, fluctuations in foreign currency exchange rate, planning of cash payments in receipt in end-use demands for wireless communications services, loss of what one or more significant customers, and other business factors.
Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission. Financial statements for the third quarter included with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have yet received a copy of today’s press release please visit the Andrew website or contact the Investor Relations department.
Additionally at certain times, the Company will use non GAAP financial measures which the Company believes describe the ongoing financial results and trends of the business.
Required reconciliation of these measures to GAAP measures and the more detailed discussion of reasons for using these measures are included in the Company’s form 8-K and press release filed therewith and may be accessed from the Company’s website at www.Andrew.com. With that said I would now like to turn the call over to Ralph.

Ralph Faison — Andrew Corporation — President & CEO
Let me start with — we are going to have a slight change in the format of our normal call today. While our numbers came in within of our guidance range we are disappointed with the results. So I’m going to do a quick overview of the performance. I’m going to cover the things that I believe we’re doing well, areas where we have missed in the quarter and the actions we are taking to improve.
Then Marty is going to cover the guidance and we will get quickly to the fourth quarter guidance and then we will get quickly to the Q&A session.
Let me start with third quarter sales at 487 million. That is within our previous guidance of 480 to 510. That is down 1% from record sales of a year ago quarter of 493 million. We had a favorable impact about 1% from foreign currency vs. the prior year. We had an unfavorable currency impact of approximately 1% vs. the prior quarter.
Wireless Infrastructure grew 8% vs. the prior year to 465 million. That is about 95% of our total sales. This is driven by continued strength in the Europe, Middle East and Africa region. We’re seeing improving trends with GSM operators in North America as partially offset by weaker sales of our base station subsystems in North American OEMs for CDMA deployments in North America, China, and Latin America.
Satellite Communications declined 65%. The vast majority this is down due to the managed (ph) decline we talked about in previous calls for certain consumer products’ broadband programs. It is down more than anticipated in this quarter due to the — due to a slower ramp up of new programs for a particular customer.
Let me turn to gross margins and I will spend a good bit of time here. Third quarter gross margin at 23.2% includes a $3 million provision for value-added tax which I will cover details with about in a few moments. If we exclude that value-added tax position gross margin was at 23.8%. That compares to 24.2% in the prior quarter if you exclude the $19.8 million base station warranty provision that we talked about in the previous quarter. And that compares to 25.9 in the year ago quarter.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
I’m clearly disappointed that we didn’t show further progress towards our target for growth (ph) margins in this quarter. And I want to highlight several key areas of improvement — all of which or most of which we’ve discussed throughout the year but there have been some further changes.
So let me start first with commodity costs.
Historically we haven’t felt the full impact of spot market copper prices due to successful forward purchasing strategies. Obviously in the June quarter our forward purchasing strategy — hindsight being 2020 — our forecasting was off in terms of our forward purchasing and in the June quarter we begin paying spot price for copper. Copper has risen over the last couple of years more than 100%, poly over that period more than 60%. These are two key compounds associated with our major cable bills (ph) — cable products. We will continue looking at increasing our forward strategy for lower prices to mitigate user commodity risks and the folks we have who have been doing this for years and years are doubling down their efforts to ensure that we have a better forward pricing policy going forward.
The good news here is, we are seeing growth in terms of volume and share associated with our cable products. In fiscal year ‘04 we used about 50 million pounds of copper. We are estimating giving the increased volume we used about 60 million pounds of copper in this fiscal year. So it’s about a 15% volume growth.
In the short-term with copper costs taking our percentage gross margin down, that’s a slight negative but we do believe in the long-term model of continuing to grow our scale and our share and a larger player with scale in tough kinds (ph) of copper being able to take share from smaller players who are having significantly more difficulty than we are.
Recently — well back in September we did about a 7% price increase. We now had time to evaluate the affectedness of that price increase. There has been moderate positive effect of that price increase and so you saw us in — recently announced an additional 8% price increase. Two factors there I’d like to point out. 1 is learning what we’ve learned from our 7% price increase. We think we will be yet even more effective at this 1 lever in helping dissipate some of this copper cost and margin impact and we will be implementing that with an effective date of August 1.
So three areas we can work on for those commodity cost 1 — 2 I’ve addressed here — price increase. Second, continuing to improve our forward pricing strategy and, third, efficiency gains which we will talk a little more about but we announced in about the May timeframe the redevelopment of our Orland Park facility, the move of this manufacturing facility to a more efficient state-of-the-art facility in a nearby location and we will drive efficiency of cost performance there.
So that handles the kind of cable commodity cost aspect.
Second let me turn to base station subsystems. I’ll start first with the positive aspects within that business. We are very satisfied with our overall operating performance for Park Power (ph) amplifier margins and we are now seeing nice growth in terms of the new addressable market for Andrew. That is direct active component to operators. We’ve recently completed trials with 2 key large operators for our new sell extender MCPA products in North America. We will see volume shipments start in the fourth quarter.
We also have seen significant volume growth in the third quarter and that will continue from this point forward for other active products such as TMAs.
We also have our new cell extender MCPA qualified after trials with two large European OEMs and discussions are underway with several other operator OEMs.
Now let’s turn to filters. Filters as we’ve mentioned several times over the past year is our challenge here, with our ability to take that filter manufacturing and supply chain out of Europe and move that to China. That continues to be going slower than we expected but we have made significant progress. Let me give you just a couple of numbers.
Q1, we were doing about 40% of our total filter manufacturing volume in China. Q3, we are more than 60% of our total manufacturing product in China but perhaps more importantly, one is the manufacturing so you get the labor overhead savings. More importantly is getting the supply chain source fully out of China, away from higher costs areas such as Europe. At this point in time, of the components necessary to support our China manufacturing products in China, we have 90% of those components qualified within China and we’ll continue to see — over the next few quarters — that improvement flow through as we crank up volume on those fliers for both now manufacturing and supply chain.
So we will see the percentage volume China manufacturing continue to grow and we will see the benefit of that China supply chain kick in.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
So that is our base station subsystems group.
Let me turn to a third point. Construction services. We purchased ATC Tower acquisition — or we did the ATC Tower acquisition in November. We have seen our first kind of uptick in terms of revenue for our build season. We generated approximately 20 million in sales with very low gross margins as we saw this business take off. We are implementing cost controls in bringing that service group into the traditional Andrew Service group closing down redundant services offices.
But the principal reason for moving into that area of services businesses was to grow our channel capability in terms of full-service to customers as well as pull through and — more other Andrew products. We’re starting to see that. We have added two major customers that have not been traditional Andrew customers before and we are seeing incremental pilot (ph) pull through opportunity so we will continue to monitor that one very closely.
Fourth and final major point that I will cover, this value added tax provision of $3 million in cost of sales for the quarter. Andrew began, first, its first trading license in Asia-Pacific region in 1997 and between 1997 and 2001 made various adjustments to that trading license. In that period of time we’ve made significant increases in import and export capabilities as we do more sourcing and manufacturing in China.
We have recently received some conflicting advice as to the vast regulations within the Asia-Pacific region. So we took a worst-case provision. We anticipate that we are fully — we have a full view of that and we don’t anticipate any additional provisions for that and we will be working through the appropriate groups there to rectify this situation.
Excluding commodity costs, where we are working hard to mitigate the risks, the other areas targeted for increment are primary blocking and tackling issues. Similar to the operational improvement we have achieved at our new Reynosa, Mexico facility are Brno, Czech Republic facilities. We are working on some work restructuring activities for our Smithfield, North Carolina — our satellite communications area. I mentioned earlier our recently announced solicitation for bids for Orland Park manufacturing facility. We will be relocating that nearby to a state-of-the-art more efficient manufacturing facility. All of these things focused on driving cost and building a lean, efficient manufacturing and material sourcing capability.
Each one has take longer than we originally forecasted; but we are seeing significant improvement in each of these areas and are confident in our ability to deliver there.
Let me turn to operating expenses. We continue to manage operating expenses well, driving selling and administrative and research and development costs below the prior year quarter in both absolute dollars and as a percent of total sales. And that’s despite an increase in expenses for several areas like the acceleration of our multiple new product introduction — 15 or so new product families plus the generations from those around our remote electric field and space station antennas and our base station subsystems.
I’ll make just a quick comment on our base station antenna market. We haven’t spoken directly about that much in the past. If I looked at the kind of 2003 numbers when Andrew and Alan merged its two base station antenna businesses till now, see an almost doubling in the size of that business — that base station antenna. So a real success story for us and north of our average corporate margin in terms of profitability in that particular product area. So we are very pleased with that one.
Our base station subsystems as I mentioned before, primarily the new products there are focused on new active components direct to operator, a new area for Andrew’s entry; and we are seeing good success and traction there.
In addition, Sarbanes-Oxley expenses for our fiscal year in compliance requirements and then as we’ve mentioned many times, our SAP implementation throughout the world. We’re making great progress there, continuing to see some incremental expense associated with that. We have 2 major locations left to do by year end. That would be our Agrate, Italy location and our Smithfield, North Carolina. We have recently completed our Buchdorf, Germany and Shenzhen, China; and we are seeing the expected improvement in efficiency and deploying our shared service models in all those locations we’ve implemented.
Let me turn quickly to third quarter net income. On a GAAP basis that was $13 million or $0.08 per share. That compares to net income of 17.7 million or $0.11 per share in the year ago quarter. These quarterly results include $0.02 per share for intangible amortization; $0.01 per share related to loss on sale of assets; and $0.01 per share related to the vast revision I spoke of earlier. Excluding the item for both periods the comparative per share is $0.12 this quarter versus $0.14 in the prior year quarter. And as usual we’ve included a table in the press release that gives you a breakdown of each of these items.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Turning quickly to customer mix, our top 25 customers were 72% of sales versus 70% in the prior quarter and 71% in the prior year quarter. Our major OEMs were 39% of sales versus 41% prior quarter, 43% in the year ago quarter. Our largest customer was Cingular at 13% of sales. Our largest OEM customer was Lucent at about 10% of sales versus 15% in the prior year quarter. Also point out that Siemens, Nextel, and Nortel were all customers greater than 5% of total sales.
Let me turn to cash flow from operations. This increased to 27 million compared to cash used in operations of 19 million in the prior year quarter. This now makes 2 consecutive quarters where we have generated more than 25 million of cash from operations in these past 2 quarters. This is demonstrating our target to generate $100 million on an annual basis for Andrew.
DSOs of 78 days were well within our historical target. However we still have a challenge in reaching our target for inventory turns. We’ve implemented a significant new effort around supply chain strategies, consolidating the full global view of slight change to help us further drive $100 million of cash flow from operations target on an annual basis.
So let me summarize. Overall the third quarter was generally in line with our guidance but clearly disappointing; and we have opportunities for further improvement in certain areas to generate what we believe to be the acceptable financial performance of Andrew.
Let me talk about sales. We are introducing new categories of products to customers both direct and through OEM but the direct is where we are quite excited about our progress. We see continued growth in our core Wireless Infrastructure business and continued managed flat sales of satellite communications.
Gross margins, as I’ve pointed out we have multiple areas of opportunity for improvement that, in general, I would characterize as more blocking and tackling type issues while implementing strategies to control our commodity cost risks.
Turning to operating expenses, in a quick summary, I am pleased with the performance thus far. We anticipate to see a modest decline entering fiscal ‘06 for incremental expenses associated with Sarbanes-Oxley, the completion of our global IT implementations, and we won’t see the massive amount of multiple new product introductions that we’ve accelerated in these 2 quarters. Cash flow from operations, we’ve demonstrated recent performance that put this in line with our goal of the 100 million cash as I’ve noted before and we will be implementing this full focus supply chain initiative to improve inventory turns.
So with that I’ll turn the call over to Marty for guidance related to the fourth quarter and then we will go into Q&A. Marty.

Marty Kittrell — Andrew Corporation — CFO
For the fourth quarter we expect sales to range from $470 to $500 million. We anticipate that we will participate in the overall global growth in Wireless Infrastructure with improving trends with GSM and UMCS operators in North America. We have seen our business ramp nicely with operators like Cingular as we indicated in the press release.
However we will have lower sales of geolocation in the fourth quarter as the business continues to work off backlog, consistent with guidance we gave last quarter. In addition, we will have flat sales in the fourth quarter for satellite communications, before that operating segment beings resuming some growth in fiscal 2006.
In terms of gross margin we do anticipate a decrease from the third quarter. We are not going to quantify that increase but we do want to talk about some of the factors behind it. Higher commodity cost, as Ralph has discussed, if copper stays in the $1.65 to $1.70 range that puts roughly 150 basis points of margin pressure on Andrew. But Ralph has already discussed what we are doing about copper. We are revisiting our forward purchase strategy. We have raised prices and we are getting the benefits of increased market share.
We will have lower sales of geolocation in the fourth quarter and even though that doesn’t affect the topline as much as it affects the margin line, it is a factor. We have discussed it previously and we anticipate that will put some margin pressure on us in the fourth quarter.
We will also have a slightly less favorable product mix with the higher degree of services and a mix shift in a couple of our underlying business units. But we don’t anticipate that to be a permanent factor. With the increase of the Chinese currency, the strengthening of the Chinese currency, we do anticipate about a 1/4 point of margin pressure on Andrew. At a 2% strengthening of the Chinese currency on the amount of stuff that we are currently producing in China and exporting, that’s about 1/4 point of margin pressure if we can’t recoup that through a pricing or cost improvement.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
We anticipate getting some initial benefit from our recently announced price increases on HELIAX cable products. Price increases were announced August 1. We don’t anticipate a lot of immediate benefit from those but as Ralph alluded to — relating to our last round of price increases we do anticipate that will help the overall margin environment.
We will be very aggressive in terms of our cost reduction activities and the construction services business; and we anticipate improvement in that business as well as incremental pullthrough of products as Ralph alluded.
We are very pleased with the continued operational improvement at our new Reynosa, Mexico and Brno, Czech Republic facilities. As you know in Reynosa, we are currently manufacturing base station antennas and microwave antennas. In the Czech Republic we predominantly produce microwave antennas and the underlying improvement in those businesses is good news and we anticipate that you’ll be able to see that in our overall results over the next several quarters.
We anticipate our total operating expenses to be relatively flat on an absolute basis. That includes some accelerated expenses for the 12 to 15 new product families that Ralph alluded to. We continue to have higher expenses for Sarbox and like a lot of companies our year 1 cost for Sarbox will have been several million dollars. It has taken a lot more effort than we had originally thought it would 12 to 18 months ago. Part of the complexity there has been driven by the acquisitions we’ve made, the number of operating locations we have, and the amount of offshore footprint that we have. All those have made it more costly and more time-consuming. We will be glad to get year 1 behind us in the next couple of months.
And then finally we will complete our 2 remaining IT systems implementations to get them on SAT between now and the end of the calendar year.
Our tax rate for the quarter — fourth quarter — will be just over 40% we believe, around 41 1/2%. That does not include any potential impact for cash repatriation under the American Jobs Creation Act. We believe that we will still be announcing something in terms of repatriation but it will be during the first half of fiscal ‘06. The 41 1/2%, frankly, is a function of our level of profitability and the relative magnitude of some operating losses in countries where we can’t benefit those operating losses. We are currently experiencing losses in Italy, for instance; and we can’t get a tax benefit for those losses in Italy. So it is a geographic mix issue.
We anticipate continuing to have 163 million shares outstanding at the end of Q4. That, obviously, assumes no significant share issuances and it assumes no share repurchases, although as you know we have a 13 million share authorization for share repurchases and access that as we evaluate our ability to, based on the amount of cash flow we’re generating.
In terms of GAAP EPS, we expect earnings to range from $0.04 to $0.07 per share. That includes intangible amortization costs of about $0.02 for share. As you know that has continued to decline. We expect another decline next year. The details were in the press release. If you add that $0.02 back, you would get a cash earnings or a non GAAP measure of $0.06 to $0.09 per share. And although we cannot quantify these costs at this time, we anticipate some incremental restructuring charges over the next 2 to 3 quarters that are not included in our guidance.
With that, we would now like to open up the call for questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Mark Sue from RBC Capital Markets.

James Kuo — RBC Capital Markets — Analyst
Actually James Kuo for Mark Sue. On wireless in North America is it fair to say that DVD or spending may have peaked near-term but then we will likely see Cingular spending help to offset this going forward? Any thoughts on how this may play out in North America?

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Ralph Faison — Andrew Corporation — President & CEO
And it’s Jim?

James Kuo — RBC Capital Markets — Analyst
Jim Kuo.

Ralph Faison — Andrew Corporation — President & CEO
Jim Kuo. Yes, I would say that that’s an appropriate characterization. If I were to place a guess on both Verizon and other CDMA carriers throughout North America as to the — how much of EDVO they’ve rolled out I would say they’re about 50% there. So therefore we would see UMTS rolls and other overall quality of service rollouts of other operators start to compensate for that. In addition, you didn’t ask questions specifically in North — you asked question specifically for North America. In addition we made note of CDMA, particular weakness in China on CDMA with a slowing of roll there with our view of the anticipated — like 3G licenses, a slow play on rolling out there particularly areas of CDMA.

James Kuo — RBC Capital Markets — Analyst
Will we likely see Cingular remain a 10% customer for next few quarters?

Ralph Faison — Andrew Corporation — President & CEO
It’s highly, highly likely. At 13%, that’s a record for Cingular business with us and we continue to see them. In fact a recent reaffirmation of Cingular that they intend to hit their CapEx budget this year and that would entail some acceleration spending.

James Kuo — RBC Capital Markets — Analyst
Final question, it appears that Ericsson was below 5%. I don’t think it was on that list of 5% customers. Anything you can offer on your position with this OEM?

Ralph Faison — Andrew Corporation — President & CEO
Yes. Ericsson was just below 5%. Each of our key or major OEM customers we target to be in and around and above that $100 million kind of customer. And Ericsson is certainly of that magnitude. The principal reason for the decline in Ericsson business is their — you may have noticed they’ve recently talked about pulling back from CDMA and focusing on GSM and UMTS. We were the vast majority of their active component supply for CDMA. So that does hurt us in our overall spend with Ericsson but we supply a great number of other components and products to Ericsson for their GSM and UMTS side.
They’re still a big customer, a good customer, just under that 5% margin.

Operator
George Notter from Jefferies.

George Notter — Jefferies — Analyst
Just to be clear, I was wondering if 100% of your copper purchases in the quarter were on the stock markets or was any of your requirements in the quarter off of the prior forward contract?

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Marty Kittrell — Andrew Corporation — CFO
We burned off some forward purchase copper early in the quarter but by late in the quarter we were pretty much buying copper at spot prices. So our average in the quarter was probably somewhere between $1.30 and $1.40 and spot, currently, is $1.68.

George Notter — Jefferies — Analyst
Then also I was just wondering some of your customers I know on the copper side of the business and coaxial cable side of the business are under contract. Wondering how easily you can pass along the pricing increases to those folks. Should we think about the pricing increase as really being relevant to a portion of your customer base as opposed to everybody? (MULTIPLE SPEAKERS)

Ralph Faison — Andrew Corporation — President & CEO
I think, George, the challenge there as we talked about, in September we issued a 7% price increase. It takes some time to judge the full effect because of the parts, you know, that we do have some contractual obligations that range in months — not years, of course. So it takes the time to see how much of that price increase we can affect with competitive aspects looking at market share, looking at total balance of the key customer. How much of that we can affect. We saw a positive affect of our 7% price increase and maybe let me give you a couple of numbers to help you understand what we determined or what we categorized as positive effect.
Pre 2005, if you look at the average price pressure, price erosion rate for cable. We shared many times in the past, that has been in a range of 9 to 13%. We issued a 7% price increase and I would estimate that in ‘05 we will see price erosion levels decrease to somewhere roughly around the 5% range. So we are seeing an impact of the price increase and the reduction of the price erosion. Therefore, see that as a net benefit to us.
So now we understand 1, a little bit of a price increase based on how we implemented in September flows through and what it does. We have learned some things of how to perhaps do that a little more effectively, do that a little better, perhaps a little more sternly and now with our 8% price increase with those things we have learned we expect to see that or better price performance improvement as we go.

Operator
Abbie Silver from Bear Stearns.

Abbie Silver — Bear Stearns — Analyst
Just a couple of questions. First of all, just a housekeeping question. I am trying to understand the pure infrastructure revenue growth on the year-over-year without network solutions. I’m wondering if you could give us a little color as to what that did this quarter and what you’re expecting next quarter?

Ralph Faison — Andrew Corporation — President & CEO
And you said without network solutions. While — I’ve got some guys right here looking at that so while they’re doing that I will look. We can talk about the wireless infrastructure in the quarter growing about 8% and we’ve quoted that from each quarter. We are north of 10% growth rate Wireless Infrastructure year-to-date, including network solutions. If we do some quick math here, I think they’re still working rather than me doing it off the top of my head.

Abbie Silver — Bear Stearns — Analyst
We can just get back to that. I’m just wondering usually September at least for passive components is a seasonally strong quarter and book to bill was above 1 but the bookings were actually down sequentially. So I’m wondering is that — does a lot of that relate to lower geolocation where it’s wireless infrastructure bookings. Pure wireless infrastructure bookings are much better or are we seeing more of a phenomena where maybe operators are spending more on software, relative to hardware, upgrades?

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation — President & CEO
Yes. There certainly is an impact — planned impact or forecasted or known impact associated with Geo and its decline. And as you say, the seasonal lift should be there for September. But this is a very project-oriented business. And it is a function of how fast can operators do all the things necessary to facilitate sites. So we will see — we expect to see some lift associated with our traditional cable antenna products and continuing growth there with some of the builds that some key North American operators are doing.
Back to your question before. We are north of 10% growth in terms of wireless infrastructure. Geo, from a total revenue perspective, doesn’t have a material effect, a large effect on Andrew as you might imagine given our size. So it is north of 10% without the effects of Geo.

Abbie Silver - Bear Stearns — Analyst
If I could ask 1 or 2 more quick questions. First of all on Cingular are you already shipping, either direct or indirect, active and passive components for their 3G network deployment?

Ralph Faison - Andrew Corporation — President & CEO
Yes, absolutely. I mentioned earlier one of the very bright spots in the various groups within our cable and antenna price group our base station and antenna business. If I look it that from the time Andrew had a very small participation base station, antenna pre the Allen acquisition. Allen, with its decibel (ph) unit, was a good bit larger. When we combined those units in ‘03 let’s call that roughly $100 million run rate today. I would look at north of $180 million per year run rate associated base station antennas. But perhaps more important is that with new technology investments, we are the leaders in remote tilt antennas. Therefore more smarts in those antennas, higher per unit price, better margin performance.
So we are very very pleased with the base station antenna performance. It’s growth and penetration particularly in carriers such as Cingular utilizing a significant amount of those, and the majority of our competitors, if they design and develop a remote electric fields antenna, use Andrew proprietary technology and pay a license to us. So we like that as well.

Abbie Silver - Bear Stearns — Analyst
Just one last question on the guidance. The revenue guidance range implies a flat September quarter sequentially. I think Marty mentioned that the operating — the OpEx is going to be flat quarter over quarter, slightly higher tax rate. It pretty much seems like it’s all boiling down to gross margin. The decline in guidance for earnings, relative to June quarter. So it looks like 150 basis point decline from the June quarter and gross profit margin. And am I thinking about this the right way or is that pretty much what it is all boiling down to here?

Ralph Faison - Andrew Corporation — President & CEO
Let me start first and let Marty jump in. What I’d first say is, we have a decline on the GSM side. And the major — the single major fact, we cover several factors that we need to work on and we need to improve. The largest factor — particularly given with your previous comment around (indiscernible) — the largest factor clearly is our copper cost and seeing a full spot market impact of that copper cost.
So clearly this is our responsibility. We have missed on our hedge plan. We thought peak of copper was $1.50 in February March timeframe and expected a decline from that point forward. Now, as Marty mentioned it is fluctuating between $1.65 and $1.70. That has caught us short in paying direct spot market so we will be redoubling our efforts on our hedging strategy, plus the other efforts we talked about. Efficiency gains as well as price increase. But that is the major factor impacting Q4.
We do see that as a several quarter impact not a forever impact and the growth in share — continued growth — 15% on cable alone in terms of volume of copper purchase year-over-year. We are quite pleased with continuing to grow share in a viable profitable business for Andrew in the long-term. Now I will let Marty comment on the specifics of gross margins.

Marty Kittrell - Andrew Corporation — CFO

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Yes I want to make sure you understand, Abbie, that the 150 basis points of pressure being put on by copper — let me give a little bit of detail behind that. All of our previous guidance over the last several quarters we had indicated that our copper purchase plan for this year was based on a price of about $1.20. At $1.70 copper, that’s a$0.50 difference, $0.50 difference times 60 million pounds is $30 million a year. 30 million divided by 4 quarters is $7.5 million a quarter. $7.5 million a quarter divided by roughly $500 million run rate is 1.5. So that is how you get the 1.5 of pressure just from copper.
Now in addition to the pressure just from copper, relative to our previous guidance for our operating mobile target based on an assumed copper price of $1.20, you do have a couple of other factors here in the fourth quarter. You’re going to have the impact of lower sales of Geo and you’re going to have — albeit at a small delta but a small, a cost pressure from the revaluation of the Chinese currency. So you have to look at all three of those as factors driving a gross margin decline in Q4.

Operator
Mike Walkley from Piper Jaffray.

Mike Walkley — Piper Jaffray — Analyst
Can you talk a little about these 12 to 15 new products and their ramping. Can you discuss maybe the short-term impact of gross margins from the ramp of these products and how the mixshift might change in the next year and the potential impact of gross margins?

Ralph Faison — Andrew Corporation — President & CEO
Yes we are ramping up nicely on the number of these products, what they are — obviously ramp ups — all these products. Maybe I should say all. The majority of these products are more focused direct to operators in product areas — Mike, you know I’m always sensitive about in product areas that are not contentious with our OEM customers. So things like TMAs, multicarrier units, cell (ph) extenders. That sort of thing, remote electrical tilts antennas. So it is all in those areas. All of these are quite attractive margin products. All of these are attractive margin products. I won’t give the specific gross margins, for competitive and customer information purposes but they are all north of our targeted corporate margin arena.
So we are very pleased with the progress particularly on the active side. As you know, Andrew only entered the active component business in 2002. Our initial industry was focused specifically on OEMs. We recently began extending that entry to the operator arena, where a number of our competitors have what I would call the leadership position there. And we are making great traction, great progress there, particularly with our relationships from a passive component side pulling those products through. So we are quite pleased; we should see successive quarter improvement from this point forward in that direct to operator sales arena.

Marty Kittrell — Andrew Corporation — CFO
I think one of the key things — this is a qualitative statement rather than anything else — but I would say that the reason we’re highlighting this is because this is probably the most significant ramp of new products in a reasonably short period of time, as we have been able to accomplish since the Allen acquisition. So over a couple of year period — last quarter, this quarter and next quarter — are really important terms of driving out these new products.

Ralph Faison — Andrew Corporation — President & CEO
And so far, so good on schedule. Hitting targets and hitting volume ramps. So, again, I’m pleased with that progress.

Mike Walkley — Piper Jaffray — Analyst
Marty, just a quick housekeeping question. With your tax rate going higher short-term, can you give us any help on how we should think maybe year out, for ‘06, what a tax rate we should use on our model?

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation — CFO
I think the tax rate will stay around the 40% range for the next 2 or 3 quarters because of where relative profitability might be and the relative contribution by the losses in these countries where we can’t book a benefit.
I don’t think — I don’t think it will drop much below 40% for the next few quarters. It might drop a little bit after that by the time you get maybe to the end of next year and the other thing you have to take into consideration is that, at some point in the next 2 or 3 quarters, we will do something from a repatriation perspective which could drive a 1-time tax hit in that particular quarter, like many other companies have done.

Mike Walkley - Piper Jaffray — Analyst
One last question, in terms of your backlog, can you let us know how much is still related to the Geolocation business in there?

Marty Kittrell - Andrew Corporation — CFO
Yes, hold on a second. If you have another question while we are looking, you can — we can come back to that one.

Mike Walkley - Piper Jaffray — Analyst
I have several questions, I guess the last question would just be in terms of gross margins longer-term in terms of your targets, obviously, but the copper have taken several quarters to work through. Can you walk through some of the key factors maybe to get them to your target margins longer-term?

Ralph Faison - Andrew Corporation — President & CEO
Yes I think I aligned those. Our operational issues I categorized as blocking and tackling not to deminimize — not to minimize the challenge and hard work of that, but areas where we’ve proven our operational capability. Where we have disappointed ourselves is the time at which it takes and that may be either setting too aggressive initial goals or we just need to speed up. But we are seeing specific improvement. I highlighted some of those in our filter supply chain move. That’s a significant area of improvement that we will start to see that flow through in results over the next 2 or 3 quarters. With — expecting to see that fully done about mid ‘06. And we already seeing indications in this current quarter and projected for next quarter of the improvements which I outlined, associated with moving more production to China and getting the supply chains up and qualified in China.
By the way, I will stop for a second. Back to your question on Geo. It is about 15% of backlog at this point.
The other areas, we talked about commodity areas, continued efficiency gains, blocking and tackling through our — we think we still have more room although we are very pleased with Reynosa and Czech Republic. So still have room to grow that and improve it. Coming online now with our planned redevelopment of the Orland Park facility, getting to a new state-of-the-art cable manufacturing facility for our largest global cable manufacturing operations and — I would tell you — our oldest. So therefore we see significant ability to improve there.
Just a quick update on the redevelopment here. The interest in our property has been quite high. So we are optimistic that our redevelopment here is a feasible activity to do — and for those of you that may not remember, we are talking about a redevelopment and move in the same area of proximity, no workforce changes, no process changes that sort of thing other than improvement in efficiency in process capabilities that we have seen in some of our newer cable plants throughout the world that we’ve put forth.

Mike Walkley - Piper Jaffray — Analyst
One last — just point. So with your 10% operating margin goal, any update with all the different factors you have today in hand? Any update when you think you might hit that? Obviously it is not going to be by the end of calendar ‘05 here?

Ralph Faison - Andrew Corporation — President & CEO

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Yes. It is with great displeasure that we say we’re not going to hit it on a run rate basis going out of ‘05. We don’t take that lightly. But that does not at all change our resolve and our confidence in the fact that this model can get there and will get there. We will update that. I would now point toward the latter part of ‘06 just primarily driven by the magnitude of the copper impact and seeing what that will do with us, as well as the timing of our operational improvement. When those converge through some of the forward purchasing that we have on target now, as well as the efficiency gains with copper, as well as our pricing increases plus the operational improvements we see, we still see that model as completely viable for us. And we are committed to getting there.

Operator
Tim Long from Banc of America Securities.

Jeff Walking Horse — Banc of America Securities — Analyst
Jeff Walking Horse (ph) for Tim Long. When you think about your acquisitions that you’ve made, particularly ATC, how long do you think it will take before you can improve the margins closer to corporate profile? Although I guess that the gross margin will probably the a little bit lower, given the business mix there.

Ralph Faison — Andrew Corporation — President & CEO
Right. Yes, ATC is one that we are still looking at very close under the microscope. I think it is another 2 quarters to make the full assessment. The full assessment for ATC is a combination of 1, making those operational improvements for services-type margins which we except are below our corporate kind of targets but the combination of that in pulling in 1., new large customers like in North America - that would be the large construction companies that we do business with and the most important aspect to pull through an exclusive avenue of Andrew products. We are seeing that happen. We have seen the addition of 2 large customers that Andrew has not in the past had direct customer relations with because of that acquisition and we are starting to see the pull through as these construction projects tick up.
So 3 things we’re doing. 1 is rationalizing the services offices. I believe at this point in time we consolidated and/or closed 4 services offices. We will continue to do some of that. 2, making sure that we are getting those margins to the target level for an appropriate services margins and, 3, managing and monitoring that pull through rate of products.

Marty Kittrell — Andrew Corporation — CFO
Just to refresh your memory, we paid a fairly low price for that business. American Tower was interested in getting it focused on being a real estate company and not being a services companies so we were able to buy it at an attractive price. We picked up 3 to 400 people when we acquired it and the real management challenge is to make sure that we have those people deployed in the right geographies around the U.S., so that they are providing higher margin services to customers where we need them to provide services and to help deliver on that pull through.
I think that now that we have seen the first big seasonal quarter where they were handling higher volumes, we have a better feel for what we need to do to improve the margins; and we are optimistic about the pull through opportunities. So we are - it could be that the optimum revenue stream there is $12 or $15 million a quarter versus $20 million a quarter but making more money on the 12 to 15 and delivering pull through. It may take a quarter or 2 to get there. It could be that we could stay with a $20 million run rate but go after a little higher margin opportunities and once again be delivering pull through.
We have got a quarter or 2 of hard work to make sure we have got the right mix. We have got the right management team, driving that business and are getting satisfactory pull through. But the good news is we didn’t pay a lot for that business so we have an ability to do some restructuring and still be getting a good return on our investment.

Jeff Walking Horse — Banc of America Securities — Analyst
Right. You said you think it will still be a penny or 2 accretive this year or given - is it looking like that will be in ‘06?

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Ralph Faison — Andrew Corporation — President & CEO
It’s a function of what kind of pull through it drives and any particular quarter it drives $5, $10 million pull through, that by itself could be accretive. So I would say that we are cautiously optimistic. This is more of a — it is impacting our gross margin more than hurting our bottom line. Losing pressure on our gross margin more so than hurting our bottom-line.

Jeff Walking Horse — Banc of America Securities — Analyst
Can you talk maybe about plans for potential future acquisitions or how you’re thinking about that across your different product areas?

Ralph Faison — Andrew Corporation — President & CEO
I don’t think our plans are modified, changed at all. We don’t see the big acquisition anywhere in our forefront. We have got a lot of operational issues to address. We will continue to look for consolidating type cost synergy opportunities particularly in regards to our long-term strategy of maintaining scale. As we start looking at areas where we feel pressure, we know that much smaller players feel much more pressure. So where we can get cost advantage, scale advantage, channel advantage, go back to ATC, of the things we’re still watching and not fully sure in terms of valuation of that acquisition we are very pleased with the channel additions we’ve gotten. Getting customer relationships transferred is a very very valuable aspect. We will continue to look for those opportunities as well.

Jeff Walking Horse — Banc of America Securities — Analyst
Then shifting gears to your licensing strategy for your remote tilt in (indiscernible). When do you think this might — do you think this should benefit margins as you look in ‘06 through higher margin revenue or — and do you have more plans for future licensing of other technology products?

Marty Kittrell — Andrew Corporation — CFO
We probably are most proud of our remote electrical downsell (ph) licensing because — as we have seen over the past 12 to 18 months — all of our competitors have felt it necessary to introduce equivalent products. We have signed license agreements with about 2/3 of them and are going after the remaining third. The license agreements in and of themselves tend to be of a type where they pay an upfront fee, typically in the low six figures; and then they pay license fees of somewhere in the single digits in terms of a royalty. That license stream could be $2, $3, $4 million a year a couple of years out. So it is not going to drive a huge impact on us, having kind of a $2 billion (ph) run rate but I think it is more of a reflection if somebody buys a base station antenna, Andrew is going to be benefiting in some form or fashion. And we like that aspect. We like people to acknowledge the fact that we have got technological leadership in product families like that.
There are a couple of other product families where we also feel pretty good about our intellectual property. But we don’t have the same degree of effort behind getting licenses but that is something we are currently evaluating based on the success we have had in the base station antenna arena.

Jeff Walking Horse — Banc of America Securities — Analyst
One final question. Cash flow operation, $100 million target and it looks like that won’t happen in fiscal ‘05 so that’s an ‘06 target now?

Ralph Faison — Andrew Corporation — President & CEO
I think when you look at the last 2 quarters we have done over 25 million in each of the last two quarters. I think the biggest problem was that we got off to a slow start in Q1. But I think the generating 25 million of cash from operations or more than 25 million of cash and operations in each of the last two quarters gives you a good indication what we are capable of doing because if you annualize that you are at your $100 plus million run rate.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
In last year’s Q4 — this is not guidance but just as an indication — in last year’s Q4, I believe, Mart, we generated over $40 million of cash in last year’s Q4. So I think we are optimistic that we will have another good quarter. Won’t give guidance on it. But I think it gives you an indication that on an annualized basis we can generate the type of cash for target to generate.

Jeff Walking Horse — Banc of America Securities — Analyst
Working capital will impact that given different swings, right?

Ralph Faison — Andrew Corporation — President & CEO
That’s right if you have (MULTIPLE SPEAKERS). That’s right if you have to tie more money up in receivables and inventories that is a cost. I will tell you that we have a number of supply chain initiatives underway. We are using some outside help to help us prioritize areas of improvement and are strongly committed to improving our working capital performance. I think you’ll see improvement in that area oven the next several quarters that will help our cash flow generation.

Jeff Walking Horse — Banc of America Securities — Analyst
One more final one, if you have time? Can you talk briefly about EMEA, Latin America, APAC, your views on those regions and different trends?

Ralph Faison — Andrew Corporation — President & CEO
Sure, as I mentioned in my earlier comments, Europe, Middle East, Africa continue strong. North America of course we talked a good bit about and the build in the areas there. We have been pleased with Latin America. We’ve seen a little bit of a reduction sequentially quarter over quarter in Latin America. But we still think there’s healthy growth there. Asia-Pacific weighted heavily by China. So I’ll talk about Asia-Pacific other than China, first, is doing quite well. Continuing to show nice signs of growth. China is on the pause play is the way I would describe it. Waiting for the license issuances for 3G and the structural aspects that may follow that or may precede that, I think it’s a real tipping point for China. So it continues to decline throughout the year thus far but we expect when issuances of license — which we still, best intelligence we can get as much movement as you get day by day from that debate — is still towards the end of calendar ‘05, a license decision would be made. And then we would see some growth there in China.

Operator
Mike Ounjian from Credit Suisse First Boston.

Mike Ounjian — Credit Suisse First Boston — Analyst
Ralph, could you talk a little bit more about what we should expect from Cingular over the next few quarters? Really my question is, first, would you say it is fair to characterize the spending there is that GSM somewhat accelerated into the June quarter and we should expect to see some slowdown in GSM spending there? And should we expect really 3G spending to pick up as soon as this quarter, are you really seeing indications that that is really starting to happen? I guess the second question is just on — looking at the satellite business in the quarter there has been a big decline in sales. I know the some of that is related to a different strategy there.
How should we think about that business going forward in terms of what kind of business you’re going to target and what kind of growth profile we should be thinking about?

Marty Kittrell — Andrew Corporation — CFO
Let’s talk about Cingular just for a bit. As I mentioned in my comments they have very recently reaffirmed publicly their intent to spend their targeted CapEx call it north of 6 billion in ‘05. And they have also reiterated that they always planned for the GSM to be vast majority of that spending due to the integration with AT&T as well as the quality and coverage aspects to compete with other players.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Having said that, we do see significant activity on the UMTS rollout as always is the case or at least as Ralph’s experience here dictates, it always takes a lot longer than the original operator’s plan to roll out because you run into anything from permitting to site to selection to site build for the operator to be ready to deploy. But I do see the activity there and as you saw from our June results and then being a 13% customer while there will be some offsetting declines in that, with Geo decline, we see growth in terms of our direct to Cingular sales over the next few quarters.
Now going to Satcom. Satcom as you know, that’s a managed decline there, due to the fact that we are still trying to rationalize an appropriately profitable business model and operating model for satellite communication. We still see that as you start thinking about triple play our broadband access to homes, businesses, and elsewhere, we see that as a significant industry growth area and opportunity for Andrew.
But until we get the right combination of new products, manufacturing process, and new product induction process we won’t accelerate that business for Andrew. So see it as a good opportunity, continue to look at it as another arm of new addressable market growth for Andrew, have some new products under development for some new customers. I mentioned in my comments that a particular customer is a little slower on the roll out of that program but we have new products going into the program and we will monitor that business as we go.

Mike Ounjian — Credit Suisse First Boston — Analyst
Marty, within the September guidance, could you give some sense of scale now as to how much geolocation is left, just so we — and then sort of how we should think about that into the December and March quarters? (indiscernible) exact number but any sense of scale there would be helpful.

Marty Kittrell — Andrew Corporation — CFO
It will be down 10 to 15 million.

Operator
Rich Valera from Needham & Company.

Rich Valera — Needham & Company — Analyst
Marty, just want to be clear on your 150 basis points hit you were talking about from copper. On a sequential basis I would compute a much — about half that impact as I think you said you were averaging like 135 to 140 in the June quarter because you were partially hedged and now you are, let’s say, at 170-ish. 165, 170. Am I right on that?

Marty Kittrell — Andrew Corporation — CFO
Yes the 150 basis point was representation of what the delta would be between our $1.20 planned price for fiscal ‘05 compared to what the current market price is on an annualized basis. You are correct in that the sequential decrease on an actual-to-actual basis would be a little bit less than that.

Rich Valera — Needham & Company — Analyst
I have a lot less. Like maybe 100 basis points or less.

Marty Kittrell — Andrew Corporation — CFO
Yes, I think you said $1.35 to $1.40 and I had said $1.30 to $1.40.

Rich Valera — Needham & Company — Analyst

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
All right. That’s fair. Just wanted to make sure I was clear on that.
Then with respect to your satellite business you mentioned consumer broadband I think it was, you said slower ramp than expected. Can you give us any clarity on that? Is this gateways for a program or is this a customer premise equipment for a program that hasn’t seen the subscriber pick up — that was expected?

Ralph Faison — Andrew Corporation — President & CEO
As you know, we do both. We do both. But the major growth initiative that the kind of new addressable market and massive growth aspect that we see for the market is more skewed to the consumer equipment. But we do do the gateways as well and we find that to be — that’s an area that our expertise, specifically, fit and the model is a little clearer to us. The consumer subscription side is what we really have to work from a volume manufacturer and the right cost structure side and that is what we’re working. The project I referenced is a new design consumer deploy — consumer deployment.

Rich Valera — Needham & Company — Analyst
Are there issues at this point with the actual design and cost structure of those customer premise units? Or is it just purely a demand issue at this point?

Ralph Faison — Andrew Corporation — President & CEO
If we’re talking about this new customer, it’s really just a demand issue.

Mark Olson — Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
Yes we are not experiencing the design for manufacturing ability issue that we had had with the program last year that caused us several quarters of pain. We don’t anticipate those on this program. It is really just a matter of the customers not ready to start ramping up yet.

Ralph Faison — Andrew Corporation — President & CEO
We have, 1, learned from experience and 2, are far more selective at this point in time.

Rich Valera — Needham & Company — Analyst
Can you say if you are a sole source supplier on that particular program?

Marty Kittrell — Andrew Corporation — CFO
These customers don’t dealt really use sole source of supply to any great extent.

Mark Olson — Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
Oftentimes because we may have the early design we may initially be, but the intent is not by any of those customers to have sole source. Those are few and far between.

Rich Valera — Needham & Company — Analyst

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Another one on your Geo location, you haven’t talked about this, but just for clarification your backlog status is the same as it was last quarter. There was no cancellation. This is just a natural work down of that backlog? Is that correct?

Ralph Faison — Andrew Corporation — President & CEO
Yes that’s correct.

Operator
Jeff Kvaal from Lehman Brothers.

Jeff Kvaal — LehmanBrothers — Analyst
I wanted to ask you folks about the Lucent percentage of sales. That seems to be down quite a bit over the past year; and my understanding of Lucent’s revenues is that they have been solid in the wireless market. So I’m wondering if there are mix shifts that are going on there? Certainly one area of worry for us would be that your contract with Lucent may be winding down and therefore some share shifts may be taking place. Any comments there would be very helpful.

Ralph Faison — Andrew Corporation — President & CEO
Let me start with the last one which is the most simple in terms of contract. Lucent continues to perform above the contract terms. We continue to be the back (indiscernible) supplier on their active component. Having said that Lucent has been — Lucent and we have been very open and focused on the fact that having a single source of supply for each component is probably not a sustainable model, nor a wise model. So we do have over the last 2 years, we do have some erosion of share from Lucent. From sole source to majority source. I won’t give specific — our contract is there you see the various percentages per year that Lucent has committed to do and we are significantly above those percentages. But purposes of not sharing information about Lucent, specifically, I won’t give you the specific percentages but we are significantly above those percentages.
In addition, in terms of the percentage of business with Lucent from a revenue perspective, amplifiers do have new models coming all the time from new design cycles and, in the electronics industry, it is more feature functionality for less. So we do have continued price pressure associated with that business; but what I would tell you is that from a gross margin percentage perspective we continue to be very pleased with targets that our amplifiers are hitting.
Now correspondent to that Lucent business, what I’m pleased with with the amplifier group is the growth throughout all the other OEMs and seeing that most of our other OEMs are in the 50 plus — in the 100 million plus kind of arena with 5% customers being in Nortel and Siemens.

Operator
John Bucher from Harris Nesbitt.

John Bucher — Harris Nesbitt — Analyst
Question for you on your potential pricing power that you may have with your cable product. You mentioned that your share has improved in cable and yet, clearly, your business has suffered from the rising price of copper. Does that mean that the competition has been more aggressive with respect to the pricing? And I do understand the significant portion of your business is probably under some sort of longer-term contract so there is a mitigate to the effect that the pricing can have but I can understand from shareholders’ perspective that perhaps this is an area you should be more aggressive since of the three leverages you talked about, this is one you can control. Any comment?

Ralph Faison — Andrew Corporation — President & CEO

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
First I would start with the last part of your question. I think we will become more aggressive. In the middle portion of your question about competition the price erosion — I don’t know if you heard my earlier comments. The price erosion rates I would estimate at somewhere around the 5% level. So far — in our ‘05, fiscal year ‘05, compared to previous years — previous 5 years, somewhere in the 9 to 13% level. So I think our pricing power has shown some impact. We don’t have absolute pricing power flow through with our 7% what we’re seeing at the low point — a 4% impact in terms of the normative kind of competitive price pressure. So I would see that in an environment where pricing is continuing to moderate and we are growing volume. I think the opposite is true, that some of the smaller competitors are feeling the pain more than we are at this point in time.
We hold with the thesis that long-term customer relationship share and scale is more valuable than short-term commodity costs that may hit us; but of course that is all a relative measure and we are going to get more aggressive on this next price increase to combat the unexpected and unprecedented rise to the levels we are at copper at this point in time.

John Bucher — Harris Nesbitt — Analyst
Do you think that your share gains came from your comparative, more favorable pricing from the competition or because of some other differentiation in terms of features of your cabling?

Ralph Faison — Andrew Corporation — President & CEO
It’s probably if John (indiscernible) president were here he would probably say a little bit of both. We certainly have significant advantages in our global distribution, significant management in our dielectric performance associated with cable particularly our new ABA which delivers a significant improvement in dielectic performance over any competitor. So it is a combination of both, I’m sure.

John Bucher — Harris Nesbitt — Analyst
It just seems with the several quarters that you are expecting for there to be an adverse impact herein with the — what appear to be relatively a long amount of time it is going to take for some of the facilities’ operational efficiency things to hit that you would move quickly there.

Mark Olson — Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
And we think we are moving as quickly as we can. That is why we introduced our 8% price increase this month.

Operator
Ken Muth from Robert W. Baird.

Ken Muth — Robert W. Baird — Analyst
Ralph, you alluded to the China getting the filter operation at 60% today and (indiscernible) completely into China. When do you think you’ll have that done by?

Ralph Faison — Andrew Corporation — President & CEO
We will be — about mid ‘06. We will have the targets that we are heading for in terms of supply chain move as well as the — again, look at parallels of the amplifier business. Today, the amplifier business — 90% of our production is in China and virtually 100% of the components are sourced within China and we are pleased with our margin performance there. We are carbon copying that procedure and that process that took the time it took with amplifiers for our filter business. So at this point in time we would estimate that we have European supply chain and inventory down and full use of a new qualified supply chain within China by mid ‘06.

Ken Muth — Robert W. Baird — Analyst

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
And the length of that is just you have contracts in place that are unbreakable or why is it — I guess it’s taking a bit longer than we had thought?

Ralph Faison — Andrew Corporation — President & CEO
Contract, inventory, and ramp up of suppliers. We are very high volume when you talk about 60% of our volume being produced in China, we are a high volume on suppliers that we are bringing up to speed. We have to be very careful in terms of how fast we bring them up make sure the quality of the supply is consistent and bringing them up ramp across a number of suppliers through a number of different models in the filter business.
I continue to refer to it as blocking and tackling. Things we know how to do, the things we have done but there are a lot of moving parts associated with multiple models with many many components for models.

Marty Kittrell — Andrew Corporation — CFO
Part of it is a resource issue. As we are doing this we are also having to add resources in China and there’s a lot of competition for resources in China. So part of it is a resource constraint. We would like to move faster but we have to make sure we have adequate resources in China to accommodate, as Ralph said, the large number of products and components we are trying to get moved over there.

Ken Muth — Robert W. Baird — Analyst
You had mentioned that your operating margin goal exiting fiscal ‘06 is approximately 10%. What is the corresponding gross margin with that?

Ralph Faison — Andrew Corporation — President & CEO
At this point in time gross margin and operating expense given the fluctuation that surprised us on commodities, I think we’re going to hold there — just hold with our absolute resolute commitment to 10% operating margin.

Ken Muth — Robert W. Baird — Analyst
Last thing not to completely kick this around to death. But on the copper, when will you be through inventory? Meaning, when will we have to be 100% buying in the spot market?

Mark Olson — Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
We are 100 present buying in the spot market today.

Operator
Larry Harris from Oppenheimer.

Larry Harris — Oppenheimer & Co. — Analyst
I believe, Marty, in your comments, you were mentioning that there would be restructuring activity over the next several quarters. And I just wanted to clarify are we talking about the move out of Smithfield, North Carolina or the move to the facility in Orland Park down the road or are there other actions contemplated at other facilities?

Marty Kittrell — Andrew Corporation — CFO

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
Yes. There were essentially the 4 that we have talked about and have just to resummarize them, obviously there are going to some what I will call moderate restructuring in our services business as we close some offices which we’ve talked about. We are hoping by the end of the summer to make some announcements regarding the operations here in Orland Park, regarding the redevelopment of this property and moving to a new manufacturing location. The third one is, we have indicated for some time that we are looking at relocating the manufacturing operations in Smithfield, North Carolina or rightsizing those. Because right now we are in a very large facility down there that is underutilized which we inherited when we bought that business back in November of ‘03.
Then, finally, as part of relocating the filter supply chain and filter production from Western Europe and the U.S. to China, there will be some restructuring activities there.
We would anticipate the bulk of these will get quantified and disclosed over the next 2 or 3 quarters.

Larry Harris — Oppenheimer & Co. — Analyst
I see. And you mentioned, of course, the impact of the revaluation of the Chinese currency. Just ballpark, what percentage of your sales either now or maybe in a couple quarters when you’ve moved the filter production to China what percentage of your products that you manufacture or sell will be manufactured in China? Are we talking 30, 40% or more?

Marty Kittrell — Andrew Corporation — CFO
Oh no. Today it is about 15% of our total cost of sales is generated in China. So, yes, in China cost of sales even with the 2% revaluation is significantly cheaper or less expensive than in some of the more industrialized parts of the world. So there’s still an inherent cost advantage. It is a little less than it was with the 2% revaluation. It affects about 15% of our total cost of sales. If you do the math all the way on out that’s about a 1/4 point of margin pressure.
Now some people have said what if the Chinese currency goes up 10%? Then obviously at 10% you are looking at like a full point of margin pressure on Andrew, relative to the amount of goods produced in China. So we would have to look at, is that still make China a compelling cost advantage even with some additional pressure caused by revaluation and the answer is yes. But it does put a little bit of margin pressure on us.

Operator
James Faucette with Pacific Crest.

James Faucette — Pacific Crest — Analyst
Most of my questions have been answered. I just had a quick question regarding the $3 million charge to cost of goods in the quarter. I guess maybe I’m a little bit slow this morning in terms of understanding what exactly is going on there, why the charge this quarter? From the sounds of it, it sounds like you took a worst case scenario view of this. Under what timeframe and conditions would that be reversed or partially reversed in future quarters and would that also, then, positively impact the cost of goods line?

Marty Kittrell — Andrew Corporation — CFO
As the earnings release and as Ralph’s comments said we got our original business license in China in 1997, I believe. We modified that in 2001 to allow more exporting of products. What we have found out over the last couple of years is that, even though we have a license to do what we’re doing, there are some inconsistencies bowling between the license and our VAT filings based on some advice we’ve gotten from different professionals. And they believe they’ve given us guidance that we may need to resolve some issues with the appropriate authorities to make sure there is no disconnect between our license and how we are filing our VAT filings. We calculated the maximum effect of that. We believe $3 million is the maximum effect. We would like to think that we can resolve it for something less than that. If we do resolve it for a meaningful amount less than that, then we would highlight that as an unusual item in the quarter. We do that, but right now I don’t think you should anticipate we will beginning much of that back. We think it is worst-case; but don’t be making modeling assumptions that we will get some of that back. But if we did and if it were material then we would highlight it.

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call

Operator
Brian Modoff from Deutsche Bank.

Brian Modoff — Deutsche Bank — Analyst
You mentioned the Italy operation is not profitable. Is that the old Alitalia (indiscernible) operation? And how long has it not been profitable?

Ralph Faison — Andrew Corporation — President & CEO
The geography, the country of Italy in terms of taxpaying is not — it’s unprofitable. Now that may be because of the amount of profit we are generating in Italy for instance as opposed to where those end products are actually being sold, if you catch my drift. So you can’t just look at it and say, is the old form facility making money or not? The productline may be profitable but the amount of income we’re generating or the amount of loss we’re generating in Italy is what is causing the problem.

Brian Modoff — Deutsche Bank — Analyst
One more question. If you look at some of your competitors and some of your big OEMs, you have been having pretty good results and particularly looking at Ericsson and some of the others. You have had some difficulties in the last few quarters. How much of this do you think is execution? How much of this do you think is perhaps not having the right products or not being product positioning?

Ralph Faison — Andrew Corporation — President & CEO
From product positioning we don’t see ourselves in terms of bid by bid we don’t see ourselves as uncompetitive at all. In fact as we pointed out they stationed antenna growth, active component, direct to operator growth are all new growth areas for Andrew. So in terms of principal competitors and those kinds of active electronic areas, we are making inroads in there, in areas that we historically have never participated before.
In terms of operating efficiency, we have highlighted those and, again, in terms of this quarter and the fourth quarter, the biggest single impact is copper commodity on cable.

Operator
Matt Robison from Ferris Baker.

Matt Robison — Ferris Baker — Analyst
You answered most of my questions but I just wanted to — on the backlog last time, last call, you identified currency as a factor in the arithmetic on backlog. Is that also an issue this quarter?

Marty Kittrell — Andrew Corporation — CFO
Mark, I think, has the details on that.

Mark Olson — Andrew Corporation — VP, Corporate Controller & Chief Accounting Officer
When you look at the conversion rates, primarily, the euro against the U.S. dollar they were down about 7% at the end of June compared to where they were at the end of March. So that had in the range of a $5 to $7 million impact on our ending backlog.

Operator

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Final Transcript
Jul. 28. 2005 / 8:00AM, ANDW — Q3 2005 ANDREW CORP Earnings Conference Call
There will be no further questions taken at this time.

Scott Malchow — Andrew Corporation — Manager, IR
Thank you, operator. Thank you, everyone, for participating in the call. We have since significant initiatives to go and work. We’re confident in our ability to drive a 10% operating income model out of Andrew and we are confident in the wireless infrastructure industry as a whole for continued growth. So thank you again and we will talk to you at next quarterly call.

Operator
Thank you, ladies and gentlemen. This concludes today’s conference. 1

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